EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
February 13, 2015		(919) 716-2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS, ASSUMES CERTAIN LIABILITIES OF CAPITOL CITY BANK & TRUST COMPANY OF ATLANTA, GA.

RALEIGH, N.C. - First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase certain assets and assume certain liabilities of Capitol City Bank & Trust Company of Atlanta, Ga.
The Georgia Department of Banking and Finance closed Capitol City Bank & Trust Company today and appointed the FDIC as receiver. On Saturday, Feb. 14, Capitol City Bank & Trust Company branches will begin operating as Capitol City Bank & Trust, a division of First-Citizens Bank & Trust Company (First Citizens Bank). Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.
“At First Citizens, we’ve grown through the years by delivering a consistently high level of service to our customers and by bringing other banks into our system through select mergers and acquisitions,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “Our company’s stability, strength and solid capital levels have allowed us to make these types of transactions. We assure customers of Capitol City Bank & Trust that their deposits are safe, sound and readily accessible, and we are dedicated to being a valued partner.”
The announcement today is First Citizens Bank’s seventh FDIC-related agreement since July 2009.
Today’s transaction includes all eight Capitol City Bank & Trust Company branch locations in Georgia: Lee Street main office, Cascade Road, Hartsfield-Jackson International Airport and Peachtree in Atlanta; and Stone Mountain, Albany, Augusta and Savannah.
Customer deposits are safe, accessible and still protected by FDIC insurance. Customers should bank as they normally do at their existing branches. They can continue to use their checks and cards and will still have online access to their accounts.
As of Jan. 30, 2015, Capitol City Bank & Trust Company reported total assets of $275 million, including total loans and leases of $192 million, and total deposits of $264 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. First Citizens Bank was selected to complete this transaction through a competitive bidding process.
The agreement only covers the assets and liabilities of Capitol City Bank & Trust Company. Assets, liabilities and common stock of Capitol City Bank & Trust Company’s former parent company, Capitol City Bancshares, Inc. have not been purchased or assumed by First Citizens Bank.
Customers with questions about their accounts should continue to contact a representative at a Capitol City Bank & Trust branch. For more information about First Citizens Bank, they can visit firstcitizens.com or call 1.877.456.7318 between 7:00 a.m. and 11 p.m. Eastern time.
About First Citizens
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at 566 branches in 18 states and the District of Columbia. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $30 billion in assets. First Citizens Bank operates 31 branches in Georgia. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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